Exhibit 99.5

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CROSSROADS SYSTEMS, INC.

Crossroads Systems, Inc., a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Crossroads Systems, Inc. (the “Corporation”).

SECOND: The Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 19, 1999. A Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 28, 2006. A Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 10, 2011. A Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 27, 2015. A Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 17, 2016.

THIRD: The Corporation filed a plan of reorganization (the “Plan”) which, pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), was confirmed by an order, entered September 18, 2017, of the United States Bankruptcy Court for the Western District of Texas (the “Confirmation Order”), a court having jurisdiction of a proceeding under the Bankruptcy Code, and that such Plan and Confirmation Order provides for the making and filing of this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation.

FOURTH: Pursuant to the Plan, the Confirmation Order and Section 303 of the General Corporate Law of the State of Delaware, this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation deletes Article XII of the Sixth Amended and Restated Certificate of Incorporation, as amended, in its entirety and replaces it to read as follows:

Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote by consent in accordance with Section 228 of the DGCL.

FIFTH: Pursuant to the Plan, the Confirmation Order and Section 303 of the General Corporate Law of the State of Delaware, this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation deletes Section 15.1(I) of the Sixth Amended and Restated Certificate of Incorporation, as amended, in its entirety and replaces it to read as follows:

“Expiration Date” means the earliest of (i) the close of business on October 3, 2021, (ii) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article XV is no longer necessary or desirable for the preservation of Tax Benefits, (iii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (iv) such date as the Board of Directors shall fix in accordance with Section 15.12 of this Article XV.

SIXTH: Pursuant to the Plan, the Confirmation Order and Section 303 of the General Corporate Law of the State of Delaware, this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation adds an Article XVI to the Sixth Amended and Restated Certificate of Incorporation, as amended, to read in its entirety as follows:

ARTICLE XVI
PROHIBITION PURSUANT TO SECTION 1123(A)(6) OF THE BANKRUPTCY CODE

Notwithstanding anything to the contrary in this Sixth Amended and Restated Certificate of Incorporation, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). The prohibition on the issuance of nonvoting equity securities is included in this Sixth Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code; provided, however, that the foregoing restriction (i) will not have any further force or effect beyond that required under Section 1123(a)(6), (ii) will have such force and effect only for so long as Section 1123(a)(6) is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

SEVENTH: This Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the Plan, the Confirmation Order and the provisions of Section 303 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Sixth Amended and Restated Certificate of Incorporation of the Corporation to be executed on this 3rd day of October, 2017.

CROSSROADS SYSTEMS, INC.

By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer